Exhibit (f)

Consent of the Federal Republic of Germany

     On behalf of the Federal Republic of Germany, I hereby consent to the making of the statements with respect to the Federal Republic of Germany included in the Annual Report on Form 18-K of Kreditanstalt für Wiederaufbau and KfW International Finance, Inc. for the year ended December 31, 2003 and to the incorporation by reference of such information in the Registration Statement under Schedule B of Kreditanstalt für Wiederaufbau and KfW International Finance, Inc. filed with the Securities and Exchange Commission of the United States of America.

May 17, 2004	By:	/s/ Dietrich Jahn
Dietrich Jahn Ministerialdirigent